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                                 CERTIFICATE OF
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              MYO DIAGNOSTICS, INC.



          Gerald D. Appel and Scott Roecklein certify that:

          1. They are the President and the Secretary, respectively, of Myo Diagnostics, Inc., a California corporation.

          2. The Articles of Incorporation of the Corporation are amended and restated to read as follows:

                                        I

              The name of this Corporation is Myo Diagnostics, Inc.

                                       II

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

     (a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) This Corporation is authorized to provide for, whether by bylaw, agreement or otherwise, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of this Corporation in excess of that expressly permitted by such Section 317 for those agents, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect). In furtherance and not in limitation of the powers conferred by statute:

       (i) this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his

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status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and in furtherance thereof, this Corporation is authorized to the fullest extent permissible under California law (as now or hereafter in effect) to own all or any portion of the shares of the company issuing any such policy of insurance; and

      (ii) this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

     No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

     (c) Any repeal or modification of the foregoing provisions of this Article III by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

                                       IV

     This Corporation is authorized to issue two classes of shares, designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 50,000,000.

     The Preferred Stock may be divided into such number of series as the Board of Directors of this Corporation may determine. The Board of Directors of this Corporation is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of this Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of this Corporation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of that series.

          3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

          4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the


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Corporation is 7,721,037.  The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


DATE:  December 23, 1996                /s/ Gerald D. Appel
                                        ----------------------------------------
                                        Gerald D. Appel, President


                                        /s/ Scott Roecklein
                                        ----------------------------------------
                                        Scott Roecklein, Secretary


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